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                     March 28, 2023

       Dato    Khalid Ahmad
       Chief Financial Officer
       Liberty Resources Acquisition Corp.
       78 SW 7 th Street Suite 500
       Miami, FL 33130

                                                        Re: Liberty Resources
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed March 28,
2023
                                                            File No. 001-40883

       Dear Dato    Khalid Ahmad:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Andrew M. Tucker